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NovaBay Pharmaceuticals CEO Issues Letter to Stockholders

EMERYVILLE, Calif. (November 18, 2021) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) announces that Chief Executive Officer Justin Hall has issued the following Letter to Stockholders:

To My Fellow Stockholders:

The purpose of this letter is to share some of my personal thoughts about NovaBay and explain my vision for the future as we join forces with DERMAdoctor. First, I’d like to say I’m proud of the direction we have taken with Avenova over the past two-and-a-half years, since I became CEO. In June 2019, we obtained an over-the-counter designation from the FDA and launched our direct-to-consumer campaign. While we have had considerable success with our OTC Avenova product, to achieve the growth NovaBay needs to significantly enhance stockholder value, we must take some bold and aggressive steps. With the addition of DERMAdoctor’s products and our newly expanded product-development capabilities, we are on an entirely new growth trajectory.

First, this transaction makes a lot of financial sense. DERMAdoctor is immediately accretive to our bottom line and is expected to double NovaBay’s total revenues. One of the major drivers behind the acquisition was to accelerate our path to profitability. With our current product margins, NovaBay should be able to reach profitability with annual revenues of approximately $20 million. This should come as soon as the fourth quarter of 2022. Importantly, I believe our current cash on hand is sufficient to fund operations through profitability. I don’t anticipate raising any additional funds to cover operating expenses. Furthermore, we are in full compliance with all NYSE American listing requirements and there are no plans for a reverse split anytime soon. As a reminder, the NYSE American does not have a one-dollar price requirement like the NASDAQ. I would like to convey my confidence to our stockholders…our listing is rock solid.

Beyond just the technical and financial aspects, I would like everyone to understand that DERMAdoctor is a great fit with NovaBay for many fundamental reasons. First, this acquisition greatly expands our product portfolio with DERMAdoctor’s 30+ products, thereby eliminating the risk associated with being a one-product company in a single market. Also, we significantly increase our presence in the high-growth, lucrative skincare market. Researchinmarkets.com estimates that the global market for cosmetic skincare products will reach $185 billion by 2027. Although we fully recognize that this market is highly competitive, it also rewards innovation. We believe that DERMAdoctor’s scientifically formulated products with proven effectiveness developed by a board-certified dermatologist will resonate strongly with consumers.

Second, we will apply NovaBay’s expertise in marketing OTC products to DERMAdoctor's skincare products. We launched our OTC product two-and-a-half years ago, and through focused and concerted efforts, more than two-thirds of Avenova units are now being sold through online channels and unit sales are increasing each quarter. We bring expertise in developing robust social media and print advertising campaigns along with a strong marketing presence across all digital channels, allowing consumers to engage with our brands through social media and influencer campaigns. Our sophisticated digital programs include real-time monitoring of metrics to evaluate effectiveness in reaching target demographics. Importantly, we can make quick adjustments to improve effectiveness and optimize our spend. We're excited to apply these strategies to advance and enhance the DERMAdoctor business and customer base.

Third, utilizing DERMAdoctor's established relationships, we have the opportunity to expand sales of Avenova into international markets. DERMAdoctor products are sold through a large and growing network of international distributors and retailers in North America, South America, Europe and Asia. The DERMAdoctor team has cultivated these relationships over many years, and we see significant overseas growth opportunities both for DERMAdoctor and NovaBay products.

The fourth benefit of the acquisition relates to warehouse and front-office synergies. DERMAdoctor can now share its warehouse operations including storage, picking, packing, shipping and logistics with NovaBay. We anticipate some cost savings from shifting third-party providers to the existing DERMAdoctor warehouse team.

A fifth and the most important benefit is bringing the two talented and successful entrepreneurs Drs. Jeff and Audrey Kunin, who cofounded DERMAdoctor, onto our NovaBay team. DERMAdoctor will operate as a wholly owned subsidiary of NovaBay, with Jeff and Audrey continuing to lead the operations. Audrey has also taken on a broader role at NovaBay as our Chief Product Officer. She is a known trailblazer in the skincare industry and developed many of the formulations found in DERMAdoctor products. We are excited to gain Audrey and her team's capabilities in developing new scientifically proven products to expand our presence in both the skincare and eyecare markets. This highly experienced group has a track record of creating innovative, award-winning products and new product categories with clinically effective formulations that consumers have come to embrace and trust.

With the acquisition of DERMAdoctor, NovaBay now has product-development capabilities including idea generation, formulation, packaging, clinical testing and marketing. DERMAdoctor has an extensive pipeline of problem-solving products in various stages of development that address a variety of skin conditions. We expect at least four new SKUs to be commercially available in the first half of 2022. These products will target common skin concerns such as aging, keratosis pilaris and eczema under the Kakadu C, KP Duty and Calm Cool + Corrected brands. Similarly for 2023, we will expand existing product lines and create new ones. We are bringing the same strategy to the eyecare market and have identified dry eye, blepharitis, MGD, inflammation, bacteria and contact lens intolerance as concerns to address in 2022 and 2023 under the Avenova brand.

In summary, we are excited by the acquisition of DERMAdoctor, which creates immediate and ongoing stockholder value.

As a final topic, we will hold a Special Meeting of Stockholders on December 17, 2021, to vote on several proposals, which are described in the proxy materials that you may have already received, by email. Hard copy materials are also being sent by mail. The first two proposals pertain to our recent $15 million financing, in support of the DERMAdoctor acquisition. The passage of all proposals is crucial to allowing us to move forward as a combined company.

Both your Board of Directors and I consider the approval of both proposals to be in the best interests of ALL stockholders. We urge you to cast your vote by proxy as soon as possible, in advance of the meeting date. Your vote is very important to us, no matter how many or few shares in NovaBay Pharmaceuticals you own.

Please vote your shares, using any one of the methods included in those materials. If you have any questions about voting, please call our proxy soliciting agent, The Proxy Advisory Group, LLC® at 212-616-2181.

Thank you for your investment in NovaBay.  We are extremely grateful for your proxy voting support.

Sincerely,

Justin Hall, Esq.

Chief Executive Officer and General Counsel

November 18, 2021

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics®

NovaBay Pharmaceuticals, Inc. is a pharmaceutical company that develops and sells scientifically created and clinically proven consumer products for the eyecare and skincare markets. Avenova® is the most prescribed antimicrobial lid and lash spray and CelleRx® is a breakthrough product in the beauty category. In November 2021, NovaBay acquired DERMAdoctor, LLC, a company commercializing more than 30 dermatologist-developed skincare products sold through traditional domestic retailers, digital beauty channels and international distributors.

NovaBay Pharmaceuticals Forward-Looking Statements

Except for historical information herein, matters set forth in this press release may be forward looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial progress and future financial performance of NovaBay Pharmaceuticals, Inc. This release contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our business strategies and current product offerings, potential future product offerings including through strategic acquisitions such as the acquisition of DERMAdoctor, LLC, expanded access to our products, and any future revenue that may result from selling these products, as well as generally the Company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the size of the potential market for our products, the integration of DERMAdoctor’s business into the Company’s business, the possibility that the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, and revenues will not be sufficient to meet the Company’s cash needs. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com.

Avenova.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

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